LABONTE & CO.	610 – 938 Howe Street
Vancouver, BC Canada
C H A R T E R E D A C C O U N T A N T S	V6Z 1N9

Telephone (604) 682-2778
Facsimile (604) 689-2778
Email: info@labonteco.com

November 18, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Action View International, Inc. - Form 8-K Current Report

Dear Sirs:

As chartered accountants, we hereby consent to the inclusion or incorporation by reference in this Form 8-K Current Report dated November 18, 2003, of the following:

  Our report to the Board of Directors of Action View Advertising Systems, Inc. dated November 5, 2003 on the balance sheets of Action View Advertising Systems, Inc. as at June 30, 2003 and 2002 and the statements of operations, stockholders' equity and cash flows for the years then ended.

Yours truly,

/s/ Labonte & Co.

LABONTE & CO.
Chartered Accountants